Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-3

(Form Type)

Odyssey Marine Exploration, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	Rule 457(c)	3,492,239	$2.95	$10,302,105.05	$110.20 per million dollars	$1,135.29

Total Offering Amounts					$4,400,000		$1,135.29

Total Fee Offsets							$ —

Net Fee Due							$1,135.29

(1)

Pursuant to Rule 416 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Common Stock being registered hereby shall be adjusted to include any additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends, recapitalizations, or any other similar transactions effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)

Estimated in accordance with Rule 457(c) under the Securities Act, solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price are based on the average of the high and low sale prices of the Registrant’s common stock as reported on the NASDAQ Capital Market on May 17, 2023, which date is within five business days prior to filing this registration statement.